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                                   EXHIBIT 21

                            OFFSHORE LOGISTICS, INC.

                Subsidiaries of the Registrant at June 30, 1995
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                                                          Percentage of Voting
            Company               Place of Incorporation       Stock Owned
            -------               ----------------------  ---------------------
Offshore Logistics
 International, Inc.                      Panama                    100%
Petroleum Air Services                    Egypt                      25%
Hemisco Helicopters
 International, Inc.                      Panama                     49%
Aircopter Maintenance
 International, Inc.                      Panama                     49%
Heliflight Services, Inc.                 Texas                      49%
Guaranty Financial
 International, N.A.               Netherlands Antilles              49%
Heli-Lift, Inc.                          Colorado                   100%
Pumpkin Air, Inc.                         Texas                     100%
Airlog International, Inc.                Panama                    100%
Airlog Part Sales, Inc.                 Louisiana                   100%
Grasso Corporation                       Delaware                   100%
Heliservicio Campeche S.A. de
 C.V.                                     Mexico                     49%
Cathodic Protection Services
 Company                                 Delaware                    75%
Air Logistics of Alaska, Inc.             Alaska                    100%

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